Teachers Insurance and Annuity Association of America

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Exhibit (A31)

Multiple Employer Plan Retirement Choice Annuity Contract

Contractholder:	[Multiple Employer Plan Sponsor Name]
Contract Number:	[T-xxxxx]
Companion CREF Contract Number:	[C-xxxxx/NONE]
Date of Issue:	[01 01 2007]

This contract is delivered in [the State of state] and is subject to the laws and regulations therein.

This is a legal contract between you, the contractholder, and us, Teachers Insurance and Annuity Association of America (TIAA). This page refers briefly to some of the features of this contract. The next pages set forth in detail the rights and obligations of both TIAA and the contractholder under the contract. PLEASE READ THIS CONTRACT CAREFULLY. IT IS IMPORTANT.

GENERAL DESCRIPTION

All premiums for this contract must be remitted under the Multiple Employer Plan (the "MEP"). Premiums are allocated between the Traditional Annuity and the Investment Accounts.

Traditional Annuity. Each premium allocated to the Traditional Annuity under this contract buys a guaranteed minimum amount of benefit payments, based on the rate schedule in effect at the time the premium is credited. Traditional Annuity accumulations will be credited with a guaranteed interest rate, and may also be credited with additional amounts declared by TIAA.

Investment Accounts. Each premium allocated to any of the Investment Accounts under this contract buys a number of accumulation units. Accumulations in the Investment Accounts are not guaranteed, and may increase or decrease depending on investment results. The separate account charges that apply to each Investment Account will reduce the net annual investment return. For all Investment Accounts other than the Real Estate Account, the separate account charge is guaranteed not to exceed [2.0%] per year of average net assets. The Real Estate Account separate account charge is guaranteed not to exceed [2.5%] per year of average net assets.

This contract cannot be assigned unless permitted under applicable law and only with our prior approval.

If you have any questions about the contract or need help to resolve a problem, you can contact us at the address or phone number above.

President and
SMD, Corporate Secretary	Chief Executive Officer

Group Flexible Premium Deferred Annuity

Fixed and Variable Accumulations

Nonparticipating

IGRS-MEP-01	Page 1
INDEX ON NEXT PAGE

TIAA Multiple Employer Plan Retirement Choice Annuity Contract

INDEX OF PROVISIONS

Section
Accumulation
- Definition............................................................	1
- Employee's .........................................................	7
- Employee's Investment Account ......................	43
- Employee's Traditional Annuity.......................	37
- Investment Account ..........................................	42
- Report of ...........................................................	77
- Traditional Annuity...........................................	36
Accumulation Units
- Definition..........................................................	41
- Number of .........................................................	47
Additional Amounts ................................................	38
Assignment -Void and of no effect .........................	80
Benefit Payment ......................................................	48
Benefits Based on Incorrect Data............................	84
Business Day.............................................................	3
Claims of Creditors - Protection Against ................	86
Commuted Value.......................................................	4
Companion CREF Contract.....................................	32
Contestability ..........................................................	31
Contract...................................................................	30
Contractholder Payment
- From an Investment Account ............................	63
- From the Traditional Annuity ...........................	62
Correspondence with us ..........................................	88
Death Benefit
- Amount of Payments.........................................	53
- Beneficiary..........................................................	2
- Definition............................................................	5
- Payment Methods..............................................	52
- Payments after Death of Beneficiary ................	54
Elections and Changes - Procedure for....................	81
Employee...................................................................	6
ERISA .......................................................................	8
Forfeiture Account ....................................................	9
Forfeiture Account Payment
- Amount and Effective Date...............................	56
Funding Vehicle ......................................................	10
General Account......................................................	11
Gross Investment Factor..........................................	45
Income Benefit
- Amount .............................................................	51
- Options..............................................................	49
- Post-mortem Payments......................................	50
Investment Account ................................................	13
- Insulation of .....................................................	75
- Modification of .................................................	76
Investment Company Act of 1940...........................	78
IRC..........................................................................	14
Laws and Regulations - Compliance with...............	87
Lump-sum Benefit
- Amount ............................................................	60
- Availability .......................................................	58
- Effective Date ...................................................	59
Maturity Dates.........................................................	15
Section
MEP ........................................................................	16
MEP Benefit Payment.............................................	55
MEP Expense Reimbursement Agreement..............	74
MEP Fee Withdrawals ............................................	73
- Definition..........................................................	17
Net Investment Factor
- For Other Investment Accounts ........................	44
Ownership ...............................................................	79
Participating Employer............................................	18
Payee .......................................................................	19
Payment to an Estate, Trustee, etc...........................	82
Premiums
- Allocation of .....................................................	34
- Payment of ........................................................	33
- Taxes.................................................................	35
Proof of Survival .....................................................	85
Rate Schedule
- Change of.........................................................	89
- Definition.........................................................	20
Real Estate Account
- Definition of......................................................	39
Retirement Plan Loan
- Amount and Effective Date...............................	61
Revenue Credit Account .........................................	21
Revenue Credit Account Payment
- Amount and Effective Date...............................	57
Roth Accounting .....................................................	71
Second Annuitant ....................................................	22
Section 403(b) of the Internal Revenue Code..........	72
Separate Account
- Charge................................................................	46
- Definition...........................................................	23
Service of Process upon TIAA................................	83
Severance from Employment ..................................	24
Surrender Charge.....................................................	25
Termination of Employment ...................................	26
TIAA Access Account ............................................	40
Traditional Annuity .................................................	27
Transfers
- Crediting Internal Transfers ...............................	68
- Definition of Internal Transfer ...........................	12
- Effective Date of Transfers ................................	67
- Internal Transfers from CREF ...........................	66
- Internal Transfers from
or among Investment Accounts ...............	64
- Restrictions on Transfers ...................................	69
- Restrictions on Transfers into the Real Estate
Account - Additional..............................	70
- Transfers from the Traditional Annuity .............	65
Unallocated Accumulations ....................................	28
Valuation Day .........................................................	29
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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

Account Specifications Page

The following Investment Accounts are available as of the issue date of this contract. The Multiple Employer Plan (the "MEP") may restrict the right to invest in some or all of the Investment Accounts:

TIAA Real Estate Account

[TIAA Access Account Level [x] Subaccounts:

[Account 1]

[Account 2]

[Account 3] ]

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

PART A: TERMS USED IN THIS CONTRACT

1.The contract's accumulation is equal to the sum of all employees' accumulations, as well as any unallocated accumulations, under the contract.

2.A beneficiary is any person eligible to receive death benefit payments upon the death of an employee. If none of the beneficiaries named is alive at the time of the employee's death, or if, at the employee's death, no beneficiary had ever been named for that employee, then the death benefit will be paid to the person entitled to such benefits under the MEP. If the MEP does not specify how to distribute such death benefits, the death benefit will be paid to the employee's estate. If distributions to a named beneficiary are barred by operation of law, the death benefit due that beneficiary will be paid to the employee's estate.

3.A business day is any day that the New York Stock Exchange, or its successor, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

4.The commuted (discounted) value is a one-sum amount paid in lieu of a series of payments that are not contingent upon the survival of an employee or second annuitant. It is less than the total of those payments, because future interest, included when computing the series of payments, will not be earned if payment is to be made in one sum. The commuted value of future payments is therefore the sum of those payments less the interest from the date of commutation to the date each payment would have been made. The same interest rate or rates used in computing the benefit payments will be used to determine the commuted value.

5.The death benefit for an employee is the current value of the employee's accumulation.

6.An employee is any individual currently or formerly employed by a participating employer that is entitled to benefits under the MEP.

7.An employee's accumulation is the sum of the employee's Traditional Annuity accumulation (as defined in section 37) and the employee's Investment Account accumulations (as defined in section 43). Employees' accumulations are maintained for the sole purpose of providing a record of amounts accumulated under the contract on behalf of individual employees. The contractholder, on behalf of the MEP, as sole party to the contract retains all rights under the contract with respect to employee's accumulations. Employees' rights with respect to these accumulations are those in accordance with the MEP and as delegated to them by the contractholder. If an employee has a severance from employment under the terms of the MEP and fails to satisfy the applicable vesting requirements of the MEP, the contractholder may apply the amount of that employee's accumulation to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 28.

8.ERISA is the Employee Retirement Income Security Act of 1974, as amended.

9.A forfeiture account is an unallocated suspense account that holds amounts forfeited when an employee has a severance from employment with a participating employer and fails to satisfy the vesting requirements of the MEP. The forfeiture account accumulation is the total amounts held in such an account.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

10.A funding vehicle is an annuity contract (and any underlying investment options), custodial account trust, mutual fund, or other such similar arrangement designated to receive contributions under the MEP. A funding vehicle may or may not be administered as part of TIAA's recordkeeping services for the MEP. A funding vehicle will be referred to as an internal funding vehicle if it is being administered under the same recordkeeping system as that which is maintaining the individual employee records for this contract, whether or not TIAA is providing those recordkeeping services. Otherwise a funding vehicle will be referred to as an external funding vehicle.

11.The general account consists of all of TIAA's assets other than those in separate accounts.

12.An internal transfer is the movement of accumulations between the employee's Traditional Annuity accumulation and the employee's Investment Account accumulations, among an employee's Investment Account accumulations, or between this contract and a companion CREF contract, if any. The provisions concerning internal transfers are set forth in Part F.

13.An Investment Account under this contract refers to the Real Estate Account. It also refers to any subaccount of any other Separate Account available under this contract that holds shares of a fund or funds which are managed with a specified investment objective. The Investment Accounts available as of the issue date of this contract are listed on the account specifications page and, for accounts other than the Real Estate Account, are specific to the indicated level.

14.The IRC is the Internal Revenue Code of 1986, as amended. All references to any section of the IRC shall be deemed to refer not only to such section but also to any amendment thereof, any successor statutory provisions, and any regulations thereunder.

15.Maturity dates. The contract maturity date is the date as of which all accumulations under the contract have been distributed or applied to provide benefit payments under the terms of the contract. As of such date, TIAA will have no further obligations under the contract beyond those associated with any ongoing payout annuity benefits. An employee maturity date is the date as of which all of an employee's accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, TIAA will have no further obligations under the contract with regard to that employee, beyond those associated with any ongoing payout annuity benefits being paid in connection with such employee. TIAA is not obliged to accept new premiums with regard to that employee.

16.The MEP is the retirement plan of the contractholder as amended from time to time, or any successor retirement plan. Employees' and beneficiaries' eligibility to receive benefits available under the contract and the conditions of such benefit payments will be determined by the MEP, the terms of which comprise valid instructions from the contractholder to the extent such MEP terms do not enlarge the rights otherwise available under the contract. The contractholder must notify TIAA of any changes to the terms of the MEP. If TIAA takes any action in good faith before receiving such notice, we will not be subject to liability even if our acts were contrary to the terms of the MEP as modified by such change.

17.MEP fee withdrawals are amounts deducted from the contract's accumulation in accordance with the MEP to pay fees associated with the administration of the MEP.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

18.A participating employer is an employer who participates in the MEP in accordance with the MEP's governing documents.

19.The payee is a person named to receive any periodic payments or amounts due under an income option or death benefit payment method as explained in sections 50 and 54.

20.The rate schedule sets forth the bases for computing the Traditional Annuity accumulation and any benefits and distributions arising from it. To the extent permitted by law, TIAA may change the rate schedule for amounts applied after the change, as explained in section 89.

21.Revenue credit account (sometimes called an ERISA account). A revenue credit account is an unallocated suspense account comprised of payments that TIAA or the MEP agrees to make in order to cover reasonable and necessary MEP expenses or to provide credits to employee and beneficiary plan accounts. The revenue credit account accumulation is the total amount held in such an account.

22.A second annuitant is the person named when an employee starts to receive income under a two-life annuity, to receive an income for life if he or she survives the employee. The second annuitant may be any person eligible under TIAA's practices then in effect.

23.The Separate Accounts are the accounts described in Part D.

24.A severance from employment occurs when an employee ceases to be employed by a participating employer as determined by the contractholder in accordance with the MEP.

25.A surrender charge will be assessed against any portion of the Traditional Annuity accumulation withdrawn as a lump-sum benefit as shown in the rate schedule. A surrender charge will also be assessed on each contractholder payment paid from the Traditional Annuity as shown in the rate schedule.

26.Termination of employment, for the purpose of determining the availability of the lump-sum benefit, is a bona fide cessation of an employment relationship with a participating employer under the MEP. Dissolution or modification of the MEP; changes in the name or affiliation of a participating employer; leaves of absence, with or without pay; vacations; or other events not in fact a termination of employment will not be considered a termination of employment.

27.The Traditional Annuity refers to the guaranteed annuity benefits under the contract. Each premium and internal transfer allocated to the Traditional Annuity under the contract buys a guaranteed minimum amount of income, based on the rate schedule in effect for the contract at the time the premium is paid.

28.Unallocated accumulations. Under certain circumstances upon the mutual agreement of TIAA and the contractholder, including but not limited to the maintenance of a forfeiture account or a revenue credit account (sometimes called an ERISA account), some or all of the contract's accumulation may be held in the name of the contractholder without being attributable to any individual employee under the MEP. One or more such unallocated accumulation may be maintained on TIAA's recordkeeping system and the amount of any such accumulation and any benefits arising from it will be determined as if it were a single employee's accumulation without reference to any actual employees.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

29.A valuation day is any business day. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Investment Accounts are principally traded.

PART B: CONTRACT AND PREMIUMS

30.The contract. This document and any endorsements thereto, constitute the entire contract between TIAA and the contractholder, and the provisions therein alone will govern with respect to the rights and obligations of TIAA and the contractholder. The payment of premiums is the consideration for the contract. Participating employers are not parties to the contract.

The contract may be amended by TIAA without the consent of any other person, provided that such change does not reduce any benefit purchased under the contract up to that time. Any endorsement or amendment of this contract, waiver of any of its provisions, or change in rate schedule will be valid only if in writing and signed by an executive officer of TIAA.

31.Contestability. The contract is incontestable.

32.Companion CREF contract. The College Retirement Equities Fund (CREF) is a companion organization to TIAA. A companion CREF Retirement Choice Annuity contract may have been issued to you when you received this contract. The contract number for any such companion CREF contract is shown on page 1. If TIAA deletes all Investment Accounts and any of the Investment Accounts was, at any time, available under the MEP, then a companion CREF Retirement Choice Annuity contract will be issued, without application, as a funding vehicle for the MEP, if such companion contract had not been previously issued.

33.Premiums for this contract must be remitted under the MEP. Premiums include any transfers, other than internal transfers, to this contract from other funding vehicles. Premiums may be stopped at any time without notice to TIAA and then resumed without payment of any past due premium or penalty of any kind.

TIAA reserves the right to stop accepting or to limit premiums under the contract at any time. TIAA will not accept premiums paid on behalf of an employee after the employee's death. Premiums will be credited to the contract as of the end of the business day in which they are received by TIAA, at the location that TIAA will designate by prior written notice, in good order and in accordance with procedures established by TIAA or as required by law.

34.Allocation of premiums. Premiums may be allocated to either the Traditional Annuity or the Investment Accounts. Premiums allocated to the Traditional Annuity increase the Traditional Annuity accumulation. Premiums allocated to an Investment Account purchase accumulation units in that Investment Account. TIAA will allocate premiums according to the most recent valid instructions we have received from the contractholder in a form acceptable to TIAA. If no valid allocation instructions have been received, we will allocate premiums in accordance with the MEP.

TIAA may stop accepting or limit premiums to the Traditional Annuity or to any or all of the Investment Accounts at any time.

35.Premium taxes. If premium taxes are incurred, they will be deducted from the contract accumulation, to the extent permitted by law.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

PART C: TRADITIONAL ANNUITY ACCUMULATION

36.The Traditional Annuity accumulation is the sum of all employees' Traditional Annuity accumulations, as well as any unallocated Traditional Annuity accumulations, held under the contract.

37.Employee's Traditional Annuity accumulation. Except as described in section 28, TIAA will maintain nominal Traditional Annuity accumulations on behalf of each employee in whose name amounts are credited to the Traditional Annuity under the contract. An employee's Traditional Annuity accumulation is the amount so held under the contract for that employee. Any amounts added to or deducted from the Traditional Annuity accumulation under this contract will be attributed to individual employees' Traditional Annuity accumulations, as applicable, in accordance with the instructions of the contractholder. The contractholder, on behalf of the MEP, as sole party to the contract retains all rights under the contract with respect to employee's accumulations. Employees' rights with respect to these accumulations are those in accordance with the MEP and as delegated to them by the contractholder. If an employee has a severance from employment with a participating employer and fails to satisfy the vesting requirements of the MEP, the contractholder may apply the amount of that employee's accumulation to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 28.

An employee's Traditional Annuity accumulation is, with respect to amounts recorded and transactions made on behalf of that employee, the sum of:

A)all premiums allocated to the Traditional Annuity; plus

B)interest credited by TIAA at the guaranteed accumulation interest rate set forth in the rate schedule; plus

C)any additional amounts credited to the Traditional Annuity by TIAA; plus

D)any internal transfers to the Traditional Annuity; less

E)any premium taxes incurred by TIAA for the Traditional Annuity; less

F)any MEP fee withdrawals, interest payments, MEP benefit payments, lump-sum benefits, and any minimum distribution payments paid from the Traditional Annuity; less

G)any charges for expenses and contingencies deducted by TIAA as set forth in the rate schedule; less

H)any amounts deducted to provide an annuity income option or a death benefit payment method from the Traditional Annuity; less

I)any transfers from the Traditional Annuity; less

J)any amounts forfeited as described above; less

K)any contractholder payments paid from the Traditional Annuity; less

L)any surrender charges assessed by TIAA as set forth in the rate schedule.

38.Additional amounts. TIAA may credit additional amounts to the Traditional Annuity accumulation. TIAA does not guarantee that there will be additional amounts. TIAA will determine at least annually if additional amounts will be credited. Additional amounts may also be paid with any Traditional Annuity benefits payable.

Any additional amounts credited to the Traditional Annuity accumulation will be credited under a schedule of additional amount rates declared by TIAA. For a Traditional Annuity accumulation in force as of the effective date of such a schedule, the additional amount rates will not be modified for a period of twelve months following the schedule's effective date. For any

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

premiums and internal transfers applied to the Traditional Annuity during the twelve-month period described in the preceding sentence, TIAA may declare additional amounts at rates which remain in effect through the end of such twelve-month period. Thereafter, any additional amount rates declared for such premiums and internal transfers will remain in effect for periods of twelve months or more.

PART D: SEPARATE ACCOUNTS

39.The Real Estate Account is designated as "VA-2" and was established by TIAA in accordance with New York law to provide benefits under your contract and other contracts. The assets and liabilities of separate account VA-2 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Real Estate Account become part of separate account VA-2.

40.The TIAA Access Account (The Access Account) is designated as "VA-3" and was established by TIAA in accordance with New York law to provide benefits under your contract and other contracts. The assets and liabilities of separate account VA-3 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account. All premiums and internal transfers credited to the Access Account become part of separate account VA-3.

41.Accumulation unit. Each Investment Account maintains a separate accumulation unit. The value of each Investment Account's accumulation unit is calculated at the end of each valuation day. For Investment Accounts other than the Real Estate Account, the value of an Investment Account's accumulation unit as of the end of each valuation day is equal to the previous day's value multiplied by that account's net investment factor. For the Real Estate Account, the value of an accumulation unit as of the end of each valuation day is determined by dividing A) the value of the account's accumulation fund as of the end of the valuation day by B) the total number of accumulation units in the account outstanding as of the end of the valuation day. The value of the Real Estate Account's accumulation fund and the total number of accumulation units does not include the impact of units added or subtracted as of that valuation day. The Real Estate Account's accumulation fund equals the portion of the account's total net assets allocated to unitholders in the accumulation period. The value of the Real Estate Account's accumulation fund at the end of a valuation day equals the corresponding value at the end of the previous valuation day, increased by amounts added to the fund during the current period and reduced by amounts withdrawn from the fund during the current period. These changes include the increase by the allocated portion of the current period's net investment income and capital gains and the decrease by the allocated portion of the current period's capital losses and separate account charges incurred since the previous valuation day. This allocated portion is determined in accordance with the proportion of the account's accumulation fund relative to the account's total net assets as of the end of the previous valuation day as adjusted for additions to and withdrawals from each fund as of the beginning of the current period.

42.An Investment Account accumulation is the sum of all employees' Investment Account accumulations, as well as any unallocated Investment Account accumulations, for a particular Investment Account, held under the contract.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

43.An employee's Investment Account accumulation is equal to the number of accumulation units owned under the contract on behalf of that employee, in that Investment Account, multiplied by the value of one accumulation unit in that Investment Account. Investment Account accumulations are variable and are not guaranteed. They may increase or decrease depending on the investment results of the funds underlying the Investment Accounts.

Any amounts added to or deducted from any of the Investment Account accumulations under this contract will be attributed to individual employee's Investment Account accumulations, as applicable, in accordance with the instructions of the contractholder. The contractholder, on behalf of the MEP, retains all rights under the contract with respect to employee's accumulations. Employees' rights with respect to these accumulations are those in accordance with the MEP and as delegated to them by the contractholder. If an employee has a severance from employment with a participating employer and fails to satisfy the vesting requirements of the MEP, the contractholder may apply the amount of that employee's accumulation to a forfeiture account where it will be maintained as an unallocated accumulation as described in section 28.

44.The Net Investment Factor for any Investment Account other than the Real Estate Account equals that account's gross investment factor minus the separate account charge incurred for that account since the previous valuation day.

45.Each Investment Account other than the Real Estate Account has its own Gross Investment Factor. An Investment Account's Gross Investment Factor equals A divided by B, as follows:

A equals i. the value of the shares in the fund(s) held by the account, as reported to us by the fund(s), as of the end of the valuation day, excluding the net effect of contractholders' transactions (i.e., premiums received, benefits paid, and transfers to and from the account) made during that day; plus

ii.investment income and capital gains distributed to the account; less

iii.any amount paid and/or reserved for tax liability resulting from the operation of the account since the previous valuation day.

B equals the value of the shares in the fund(s) held by the account as of the end of the prior valuation day, including the net effect of contractholders' transactions made during the prior valuation day.

46.Each Investment Account has its own separate account charge. The separate account charge for the Real Estate Account is assessed for mortality and expense risk, liquidity risk, and administrative and investment advisory services. The Real Estate Account separate account charge can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed [2.50%] per year of average net assets.

The separate account charge for any Investment Account other than the Real Estate Account is assessed for mortality and expense risk and administration. The separate account charge for any subaccount of TIAA VA-3 under your contract can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed [2.0%] per year of that Investment Account's average net assets.

47.Number of Accumulation Units. The number of accumulation units in an Investment Account under your contract will be increased by:

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

A)any premiums allocated to that Investment Account; and

B)any internal transfers made to that Investment Account;

and will be decreased by:

C)the application of any accumulations in that Investment Account to provide any available form of benefit payments as described in Part E;

D)any internal transfers from the accumulation in that Investment Account to the Traditional Annuity, another Investment Account, or the companion CREF contract;

E)any amounts forfeited as described in section 43;

F)any premium taxes incurred by TIAA for that Investment Account in your contract;

G)any MEP fee withdrawals from that Investment Account; and

H)any minimum distribution payments paid from that Investment Account.

The increase or decrease in the number of accumulation units on any valuation day is equal to the net dollar value of all transactions divided by the value of the Investment Account's accumulation unit as of the end of the business day on which the transaction becomes effective.

PART E: BENEFIT PAYMENTS

48.A benefit payment is any of the following types of payments made from this contract, under the MEP.

An income benefit is a payment to an employee made under one of the options described in section 49.

A death benefit payment is a payment to a beneficiary under one of the methods described in section 52.

A MEP benefit payment is a single-sum payment of an employee's entire accumulation made directly to an employee, beneficiary, or the estate of an employee or beneficiary as a benefit distribution under the MEP. A MEP benefit payment is only available when an employee has a severance from employment with a participating employer under the MEP and is subject to the restrictions on mandatory distributions under the IRC.

A forfeiture account payment is the payment of amounts held under a forfeiture account as described in sections 37, 43, and 56.

A revenue credit account payment is the payment of amounts held under a revenue credit account as described in section 57.

Alump-sum benefit is a single-sum payment, made at the voluntary direct affirmative request of an employee, of some or all of an employee's accumulation, less any applicable surrender charges.

A retirement plan loan is a disbursement of some or all of an employee's Investment Account accumulation to provide loans.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

Contractholder payments are payments to the contractholder or to any person, trustee, or corporation (other than an employee or beneficiary under the MEP or the estate of such employee or beneficiary) designated by the contractholder, including payments made to effect transfers among the Traditional Annuity accumulations, Investment Account accumulations, or the companion CREF contract, if any. Contractholder payments from the Traditional Annuity accumulation will be made only as a series of payments of the contract's entire Traditional Annuity accumulation or the contract's entire Traditional Annuity accumulation attributable to a specific participating employer, subject to the provisions of section 62. A contractholder payment from an Investment Account accumulation will be a lump-sum payment of that Account's entire accumulation under the contract or that Investment Account's entire accumulation attributable to a specific participating employer, subject to the provisions of section 63.

49.Income options are the ways in which an employee's income benefit may be paid. The income options are available from an employee's Traditional Annuity accumulation only. Some or all of an employee's Investment Account accumulations may be transferred to the employee's Traditional Annuity accumulation to provide benefits under these options.

The choice of option may be made any time before such income benefit payments begin. The choice may be changed any time before payments begin, but once they have begun, the election to begin receiving benefits is irrevocable and no change can be made. The employee may not begin a one-life annuity after he or she attains age 90, nor may the employee begin a two-life annuity after the employee or the second annuitant attains age 90.

If the contractholder notifies us that distribution from an employee's accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

The following are the available annuity income options:

One-life annuity. A payment will be made to the employee each month for as long as he or she lives. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease at his or her death. If a guaranteed period is included and the employee dies before the end of that period, payments will continue until the end of that period and then cease, as explained in section 50.

Two-life annuity. A payment will be made to the employee each month for as long as he or she lives. After the employee's death, a payment will be made each month to the second annuitant, for as long as such second annuitant lives. The choice of second annuitant may not be changed after payments to the employee have begun. A guaranteed period of 10, 15, or 20 years may be included. If no guaranteed period is included, all payments will cease after both the employee and the second annuitant have died. The following forms of two- life annuity are available.

Full benefit to survivor. At the death of either the employee or the second annuitant, the full amount of the monthly payments that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, the full amount of the monthly payments that would have been paid if both had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

Two-thirds benefit to survivor. At the death of either the employee or the second annuitant, two-thirds of the monthly payments that would have been paid if they both had lived will continue to be paid to the survivor. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, two-thirds of the monthly payments that would have been paid if they both had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

Half benefit to second annuitant. The full monthly payments will continue to be paid as long as the employee lives. After the employee's death, if the second annuitant survives the employee, one-half of the monthly payments that would have been paid if the employee had lived will continue to be paid to the second annuitant. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, one-half of the monthly payments that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

Three-quarters benefit to second annuitant. The full monthly payments will continue to be paid as long as the employee lives. After the employee's death, if the second annuitant survives the employee, three-quarters of the monthly payments that would have been paid if the employee had lived will continue to be paid to the second annuitant. If a guaranteed period is included and the employee and the second annuitant both die before the end of the period chosen, three-quarters of the monthly payments that would have been paid if the employee had lived will continue to be paid until the end of that period and then cease, as explained in section 50.

Other available income option(s):

Interest payments option. The value of the Traditional Annuity accumulation placed under this option must be at least [$10,000]. This option may only be elected by an employee when the date on which the employee must begin receiving distributions in accordance with the requirements of federal tax law is at least one year in the future and the employee is at least age 55. The amount of payment under this option will be based on the interest rates that TIAA would otherwise credit to the employee's Traditional Annuity accumulation. A payment will be made to an employee each month until the employee dies or converts to another income option or until such time that the accumulation under this option is otherwise disbursed under the terms of the contract. An employee may not convert to a one-life annuity after he or she attains age 90, nor may an employee convert to a two-life annuity after that employee or that employee's second annuitant attains age 90.

Any subsequent elections or transactions available under the contract, attributable to the employee's Traditional Annuity accumulation, will correspondingly reduce the amount of that employee's Traditional Annuity accumulation providing for interest payments under this option, in accordance with procedures established by TIAA.

50.Post-mortem payments during a guaranteed period. Any periodic payments or other amounts remaining due after the death of the employee and the death of the second annuitant, if any, during a guaranteed period will be paid to the payee named to receive them. The payee designated to receive these payments is named at the time the income option is chosen.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

A payee may choose to receive in one sum the commuted value of any remaining periodic payments that do not involve life contingencies, unless the contractholder directs us otherwise. If no payee was named to receive these payments, or if no one so named is then living, we will pay the remaining payments due or the commuted value of the remaining periodic payments in one sum to the estate of the employee, or to the estate of the last survivor of the employee and the second annuitant if a two-life annuity has been chosen.

If a payee receiving payments during a guaranteed period dies while payments remain due, the commuted value of any remaining payments due to that person will be paid to any other surviving payee that had been named to receive them. If no payee so named is then living, the commuted value will be paid to the estate of the last payee who was receiving these benefit payments.

51.The amount of the income benefit payable to an employee will be determined as of the effective date for that income option, on the basis of:

A)the income option chosen;

B)if a one-life annuity is chosen, the employee's age;

C)if a two-life annuity is chosen, the employee's age and the second annuitant's age;

D)the amount of the employee's Traditional Annuity accumulation applied to provide the income benefit; and

E)the rate schedule or schedules under which any premiums and internal transfers were applied to the Traditional Annuity accumulation on behalf of that employee.

If the income benefit payable to the employee would be less than [$100] a month, TIAA will have the right to change to quarterly, semi-annual or annual payments, whichever will result in payments of [$100] or more and the shortest interval between payments. If different rate schedules apply to different parts of an employee's Traditional Annuity accumulation, the portion applied to provide the income benefit chosen will be allocated among the parts on a pro- rata basis in accordance with procedures established by TIAA.

52.Death benefit payment methods are the ways in which a beneficiary may receive the death benefit. The single-sum payment method is available from all or any part of an employee's accumulation. The other methods are available from the employee's Traditional Annuity accumulation only. All or any part of the employee's Investment Account accumulations may be transferred to the employee's Traditional Annuity accumulation to provide benefits under the other payment methods.

The choice of method may be made any time before the date the death benefit payment is paid or begins. The choice may be changed any time before payments begin, but once they have begun, no change can be made. If the amount of the death benefit due to any one beneficiary is less than [$5,000], TIAA may change the method of payment for the portion of the death benefit payable to that beneficiary to the single-sum payment method. A beneficiary may not begin to receive the death benefit under the one-life annuity method after he or she attains age 90.

If the contractholder notifies us that distribution from an employee's accumulation must begin under the minimum distribution rules of federal tax law, we will begin distributions satisfying such requirements.

The following are the available methods:

Single-sum payment. The death benefit will be paid to the beneficiary in one sum.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

One-life annuity. A payment will be made to the beneficiary each month for life. A guaranteed period of 10, 15, or 20 years may be included. If a guaranteed period isn't included, all payments will cease at the death of the beneficiary. If a guaranteed period is included and the beneficiary dies before the end of that period, monthly payments will continue until the end of that period and then cease, as explained in section 54.

53.The amount of death benefit payments under a one-life annuity will be determined as of the date payments are to begin by:

A)the amount of the employee's Traditional Annuity accumulation applied to the one- life annuity;

B)the rate schedule or schedules under which any premiums and internal transfers were applied to the Traditional Annuity accumulation on behalf of that employee; and

C)the age of the beneficiary.

If any method chosen would result in payments of less than [$100] a month, TIAA will have the right to require a change in choice that will result in payments of at least [$100] a month. If different rate schedules apply to different parts of an employee's Traditional Annuity accumulation, the portion applied to provide the death benefit payment method chosen will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

54.Payments after the death of a beneficiary. Any periodic payments or other amounts remaining due after the death of a beneficiary during a guaranteed period will be paid to the payee named to receive them. The commuted value of these payments may be paid in one sum unless the contractholder directs us otherwise. The payee designated to receive these payments is named at the time the payment method is chosen.

If no payee was named to receive these payments, or if no one so named is living at the death of the beneficiary, the commuted value will be paid in one sum to the beneficiary's estate.

If a payee receiving these payments dies before the end of the guaranteed period, the commuted value of any payments still due that person will be paid to any other payee named to receive it. If no one has been so named, the commuted value will be paid to the estate of the last payee who was receiving these payments.

55.Amount and effective date of a MEP benefit payment. In accordance with the MEP, if an employee has a severance from employment with a participating employer, we may distribute all of that employee's accumulation as a MEP benefit payment, subject to the restrictions on mandatory distributions under the IRC.

A MEP benefit payment will be effective as of the end of the business day in which we receive the contractholder's request for the MEP benefit payment in a form acceptable to TIAA. The contractholder may defer the effective date of the MEP benefit payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. A MEP benefit payment may not be revoked after its effective date. TIAA may defer the payment of a Traditional Annuity MEP benefit payment for up to six months.

56.Amount and effective date of a forfeiture account payment. The contractholder may, in accordance with the MEP, request a withdrawal of some or all of the forfeiture account accumulation, if any, to pay reasonable and necessary MEP expenses, provide additional

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

contributions to MEP participant accounts, or for use as a premium offset of MEP contributions. To the extent such payments are used to reduce a participating employer's obligation to make contributions on behalf of other employees, they will be treated under the terms of the contract as premiums newly allocated to such employees' accumulations. Such payments will only be made directly to the contractholder or to another funding vehicle selected by the contractholder to administer such payments, following procedures that enable TIAA to determine that such payments are permitted under ERISA and/or applicable state law.

A forfeiture account payment will be effective as of the end of the business day in which we receive the contractholder's request for the forfeiture account payment in a form acceptable to TIAA. The contractholder may defer the effective date of the forfeiture account payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. A forfeiture account payment will reduce the forfeiture account accumulation by the amount paid. If different rate schedules apply to different parts of the Traditional Annuity portion of the forfeiture account accumulation, such reduction will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. A forfeiture account payment may not be revoked after its effective date.

57.Amount and effective date of a revenue credit account payment. The contractholder may, in accordance with the MEP, request that some or all of the revenue credit account accumulation, if any, be withdrawn to pay reasonable and necessary MEP expenses or to issue credits to employee and beneficiary MEP accounts. Revenue credit account payments will only be made directly to the contractholder or to another funding vehicle selected by the contractholder to administer such payments, following procedures that enable TIAA to determine that such payments are permitted under ERISA and/or applicable state law.

A revenue credit account payment will be effective as of the end of the business day in which we receive the contractholder's request for the revenue credit account payment in a form acceptable to TIAA. The contractholder may defer the effective date of the revenue credit account payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. A revenue credit account payment will reduce the revenue credit account accumulation by the amount paid. If different rate schedules apply to different parts of the Traditional Annuity portion of the revenue credit account accumulation, such reduction will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. A revenue credit account payment may not be revoked after its effective date.

58.Availability of the lump-sum benefit. The contractholder may permit an employee to withdraw his or her Traditional Annuity accumulation or any of his or her Investment Account accumulations as a lump-sum benefit. Such withdrawal must be for all of an accumulation or any part of any accumulation not less than [$1,000]. Lump-sum benefits from an employee's Traditional Annuity accumulation can only be made within [120 days] after:

A)the date an employee terminates employment under the MEP or, if later;

B)the specific date stipulated in the MEP.

After the [120-day] period expires, the election of a lump-sum benefit from an employee's Traditional Annuity accumulation will never again be available. Lump-sum benefits paid from the Traditional Annuity accumulation will be reduced by any surrender charge in accordance with the applicable rate schedule or schedules.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

TIAA reserves the right to limit lump-sum benefits from an employee's Traditional Annuity accumulation and each of an employee's Investment Account accumulations to not more than one in a calendar quarter.

An employee may not elect a lump-sum benefit before the earliest date permitted under the MEP. For both the Traditional Annuity and the Investment Accounts, the availability of a lump-sum benefit may be limited by the MEP.

59.Effective date of a lump-sum benefit. Any choice of lump-sum benefit must be made by notice to TIAA as explained in section 81 in a form acceptable to TIAA. A lump-sum benefit will be effective as of the business day on which we receive, in a form acceptable to TIAA:

A)an employee's request for a lump-sum benefit; and

B)verification from the participating employer of the employee's eligibility for a lump-sum benefit, and certification of termination of employment if the lump-sum benefit is requested from the Traditional Annuity accumulation.

An employee may choose to defer the effective date of the lump-sum benefit until any business day following the date on which we receive the above requirements. In no event, however, can a lump-sum benefit from the Traditional Annuity accumulation be effective before the date that the employee terminates employment or after the [120 day] period described in section 58.

TIAA will determine all values as of the end of the effective date. An employee can't revoke a request for a lump-sum benefit after its effective date.

TIAA may defer the payment of a Traditional Annuity lump-sum benefit for up to six months.

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any "Equity Wash" provisions or any other such provisions restricting the timing of transfers, then the payment of any lump-sum benefits of such accumulations will be constrained by any such applicable provisions.

60.Amount of a lump-sum benefit. If an employee chooses a lump-sum benefit from his or her Traditional Annuity accumulation, when such lump-sum is available as described above, we will pay the portion of the employee's Traditional Annuity accumulation chosen, less any surrender charge in accordance with the applicable rate schedule or schedules. If an employee chooses a lump-sum benefit from the employee's Investment Account accumulations, we will pay the portion of the employee's Investment Account accumulation chosen. Payment of a lump-sum benefit reduces the accumulation from which it is paid by the amount chosen, including any surrender charge. Lump-sum benefits from the Traditional Annuity accumulation will be paid first from any amounts remaining to be transferred under a Transfer Payout Annuity, then from any amounts under the interest payments option, if necessary, and then from the balance of the employee's Traditional Annuity accumulation, if necessary. If different rate schedules apply to different parts of an employee's Traditional Annuity accumulation, the portion applied to provide the lump-sum benefit will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

61.Amount and effective date of a retirement plan loan. If the MEP so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, an employee may request a retirement plan loan from his or her Investment Account accumulations,

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

at any time prior to that employee's maturity date. The amount of a retirement plan loan shall comply with ERISA (to the extent applicable), the IRC and the MEP.

A request for a retirement plan loan must be made on or before the employee's maturity date. A retirement plan loan will be effective as of the business day on which we receive the employee's request, in a form acceptable to TIAA as well as any spousal waiver that may be required under ERISA or the MEP. TIAA will determine all values as of the end of the effective date. A request for a retirement plan loan can't be revoked after its effective date.

A retirement plan loan reduces the accumulations from which it is paid by the amount of the loan chosen. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan. Any loan repayments applied to this contract will be applied as new premiums.

62.Amount and effective date of contractholder payments from the Traditional Annuity. Contractholder payments from the Traditional Annuity accumulation are a series of payments made for the purpose of paying out the contract's entire Traditional Annuity accumulation or the contract's entire Traditional Annuity accumulation attributable to a specific participating employer, including payments made to effect a transfer to an Investment Account accumulation or to the companion CREF contract, if any. Such contractholder payments will be made [monthly] over [a 60-month period]. The amount of each payment will be equal to the total remaining Traditional Annuity accumulation divided by the number of remaining payments. Each contractholder payment will be reduced by any surrender charge in accordance with the applicable rate schedule or schedules. TIAA and the contractholder may agree to contractholder payment arrangements with alternative schedules and associated charges. Any such surrender charges may be deducted from employees' accumulations. The contractholder does not require the consent of any employee to elect contractholder payments.

The first contractholder payment will be effective as of the end of the business day that is [90 days] after the business day we receive the contractholder's request to begin contractholder payments from the Traditional Annuity accumulation by written instructions in a form acceptable to TIAA. TIAA will determine all values as of the end of the effective date. The request for contractholder payments may not be revoked after the effective date of the first payment. Each contractholder payment reduces each employee's Traditional Annuity accumulation. The reduction, including any applicable surrender charge, will be allocated among the employees' Traditional Annuity accumulations on a pro-rata basis. If different rate schedules apply to different parts of an employee's Traditional Annuity accumulation, the reduction to that employee's accumulation will be on a pro-rata basis among the parts in accordance with procedures established by TIAA. The contractholder does not require the consent of any employee to elect contractholder payments.

As of the effective date of contractholder payments of the contract's entire Traditional Annuity accumulation or the contract's entire Traditional Annuity accumulation attributable to a specific participating employer, no further premiums or internal transfers will be accepted into the Traditional Annuity accumulation of the contract or for the participating employer, respectively.

63.Amount and effective date of a contractholder payment from an Investment Account. A contractholder payment from an Investment Account accumulation is a lump-sum payment of the contract's entire accumulation in that Investment Account or the contract's entire Investment Account accumulation attributable to a specific participating employer, including payments made to effect a transfer to the Traditional Annuity accumulation or to the companion CREF contract, if any. A lump-sum contractholder payment from an Investment Account accumulation

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

will be effective as of the end of the business day in which we receive the contractholder's request for a contractholder payment from an Investment Account accumulation by written instructions in a form acceptable to TIAA. However, for contractholder payments from the Real Estate Account, TIAA reserves the right to defer the effective date of payment, for some or all of the amount to be paid, for up to [180 days] if the total amount to be paid exceeds [$10 million]. If the cumulative amount of contractholder payments attributable to participating employers made during the prior six month period exceeds the [$10 million] limit, TIAA reserves the right to defer the effective date of payment, for some or all of the amount to be paid, for up to [180 days]. TIAA will determine all values as of the end of the effective date. The request for a contractholder payment from an Investment Account accumulation may not be revoked after the effective date of the payment. A contractholder payment reduces each employee's accumulation in the chosen Account. The reduction will be allocated among the employees' accumulations on a pro-rata basis.

As of the effective date of contractholder payments of the contract's entire accumulation in an Investment Account or the contract's entire accumulation attributable to a participating employer in an Investment Account, no further premiums or internal transfers will be accepted into that Investment Account's accumulation of the contract or for the participating employer, respectively.

PART F: TRANSFERS

64.Internal transfers from or among the Investment Accounts. The contractholder may permit an employee to transfer from his or her Investment Account accumulations to that employee's TIAA Traditional Annuity accumulation or to that employee's CREF accounts under a companion CREF contract, if any. The contractholder may also permit an employee to transfer among his or her Investment Account accumulations. Internal transfers may be for all of any of an employee's Investment Account accumulations, or any part of any of the Investment Account accumulations not less than [$1,000]. Any internal transfer to CREF is subject to the terms of the companion CREF contract and CREF's Rules of the Fund. TIAA reserves the right to limit internal transfers from each of an employee's Investment Account accumulations to not more than one in a calendar quarter. TIAA reserves the right to stop accepting or to limit internal transfers to the Traditional Annuity and/or internal transfers to any or all Investment Accounts at any time. The MEP may limit the employee's right to transfer to the Traditional Annuity, any or all Investment Accounts and/or to a CREF account.

65.Transfers from the Traditional Annuity. The contractholder may permit an employee to apply all of his or her Traditional Annuity accumulation not previously applied to an income option, or any part thereof not less than [$10,000], to a Transfer Payout Annuity (TPA) to provide:

A)internal transfers to an Investment Account;

B)cash withdrawals; or

C)payments to another funding vehicle as permitted under the MEP and under federal tax law.

If different rate schedules apply to different parts of an employee's Traditional Annuity accumulation, the portion applied to the TPA will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

TPA payments will be made [monthly] over [an 84-month period]. The amount of each TPA payment will be equal to the total remaining amount to be transferred divided by the number of remaining TPA payments.

After TPA payments have commenced, an employee may elect to have the amount remaining to be transferred, converted to a one-life annuity or two-life annuity as described in section 49, but may not convert such amount to an interest payments option. The amount of income benefit provided by such a conversion will be in accordance with section 51. While TPA payments are being made, an employee may elect to change the destination for future TPA payments in accordance with A) through C) above.

If an employee dies or converts to a one or two-life annuity before all TPA payments have been made, or if the amount remaining to be transferred is otherwise disbursed under the terms of the contract, the TPA will be cancelled and no future TPA payments will be made.

If TPA payments are being made to provide internal transfers to a companion CREF contract, if any, or to an Investment Account and the contractholder requests a contractholder payment from the CREF account to which the employee is transferring or from such Investment Account, the TPA payments to that account will be stopped and the TPA will be redirected in accordance with the MEP.

An employee's request for a TPA must be made by notice to TIAA as described in section 81 in a form acceptable to TIAA. Each TPA payment to CREF is subject to the terms of the companion CREF contract and CREF's Rules of the Fund. The MEP may limit an employee's right to transfer to any or all Investment Accounts, or to transfer out of this contract. TIAA reserves the right to stop accepting or to limit TPA payments to any or all Investment Accounts at any time.

66.Internal transfers from CREF. The contractholder may permit an employee to transfer from his or her accumulation in a companion CREF contract, if any, to this contract. Any internal transfer from CREF is subject to the terms of the companion CREF contract and CREF's Rules of the Fund. The MEP may limit an employee's right to transfer to the Traditional Annuity and/or to any or all Investment Accounts. TIAA reserves the right to stop accepting or to limit internal transfers to the Traditional Annuity and/or internal transfers to any or all Investment Accounts at any time.

67.Effective date of transfers. An internal transfer from an Investment Account will be effective as of the end of the business day in which we receive an employee's request for an internal transfer in a form acceptable to TIAA. For TPAs, the first TPA payment will be effective as of the end of the business day in which we receive the request to begin the TPA payment stream in a form acceptable to TIAA. An employee may defer the effective date of the internal transfer from an Investment Account or the date of the first TPA payment until any business day following the date on which we receive the request. TIAA will determine all values as of the end of the effective date. An employee can't revoke a request for an internal transfer after its effective date. The election to begin TPA payments cannot be revoked after the effective date of the first TPA payment. Any subsequent elections or transactions available under the contract, attributable to the employee's Traditional Annuity accumulation, will correspondingly reduce the remaining amount of that employee's Traditional Annuity accumulation to be transferred under the TPA, in accordance with procedures established by TIAA.

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any "Equity Wash" provisions or any other such provisions restricting the timing of transfers, then any

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A fund in which an Investment Account invests may impose a redemption charge on its assets that are redeemed out of the fund in connection with a transfer. The fund determines the amount of the redemption charge and the charge is retained by or paid to the fund and not by or to TIAA. The redemption charge may affect the number and value of accumulation units transferred out of the Investment Account that invests in that fund and, therefore, may affect the Investment Account accumulation.
70. Additional restrictions on transfers into the Real Estate Account. For the purposes of this section, an internal funding vehicle transfer is the movement of accumulations among or between any of the following:
Restrictions on transfers. To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an Investment Account in order to curb frequent transfer activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an Investment Account. In accordance with applicable law, we may terminate the transfer feature of the contract at any time.
Crediting internal transfers. Internal transfers to an employee's Traditional Annuity accumulation are credited to the Traditional Annuity as of the end of the effective date of the internal transfer and begin participation in the Traditional Annuity as of the following day. Internal transfers to an employee's Investment Account accumulations purchase accumulation units as of the end of the effective date of the internal transfer.
transfers of such accumulations out of this contract will be constrained by any such applicable provisions.
TIAA Multiple Employer Plan Retirement Choice Annuity Contract
68.
69.

i.the Traditional Annuity accumulation held on behalf of an employee

ii.the Real Estate Account accumulation held on behalf of an employee

iii.any other Investment Account accumulation held on behalf of an employee

iv.the CREF accumulation held on behalf of an employee in a companion CREF certificate

v.any other funding vehicle accumulation held on behalf of an employee which is administered by TIAA or CREF on the same record-keeping system as this contract.

However, an internal funding vehicle transfer does not include any of the following:

i.Systematic withdrawals and transfers (SWATs)

ii.Automatic rebalances

iii.Any transaction arising from a TIAA sponsored advice product or service

iv.Transfer Payout Annuity (TPA) payments directed to the Real Estate Account.

Internal funding vehicle transfers may not be applied to the Real Estate Account accumulation held on behalf of an employee if the Real Estate Accumulation held on behalf of an employee under this contract and any other TIAA annuity contract or certificate already exceeds a threshold amount of [$150,000], or if after giving effect to such transfer, such threshold would be exceeded. Any internal funding vehicle transfer which cannot be applied pursuant to this rule will be rejected in its entirety and we will communicate such rejection to the employee.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

The Real Estate Account accumulation unit values used in applying this provision will be those calculated as of the valuation day preceding the day on which the proposed transfer is to be effective. For the purpose of this provision, the total value of the Real Estate Account accumulation held on behalf of an employee will include the value of any pending internal funding vehicle transfers into the Real Estate Account accumulation held on behalf of the employee under any TIAA annuity contracts or certificates.

TIAA reserves the right in the future to increase or decrease the threshold dollar amount associated with this provision. However, the threshold amount will never be less than [$100,000]. If, as of the effective date of such a change in the threshold amount, the total value of the Real Estate Account accumulation held on behalf of an employee under this contract and any other TIAA annuity contract or certificate already exceeds the new threshold amount, the employee will not be required to reduce such accumulation to a level at or below the new threshold. TIAA also reserves the right in the future to include among the restricted transactions any of the categories currently excluded above or to include any categories of transactions associated with services that may be introduced in the future. Any such future changes will only affect transactions with effective dates on or after the effective date of such change. You will be given at least two months advance written notice of any such change.

Nothing in this section shall be construed to limit TIAA's right to stop accepting or to limit premiums and/or internal transfers to the Real Estate Account at any time.

PART G: GENERAL PROVISIONS

71.Roth accounting. Notwithstanding any other provision in this contract, all amounts added to or deducted from accumulations under the contract will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

72.Section 403(b). Notwithstanding any other provision in this contract, if this contract is intended to comply with Section 403(b) of the Internal Revenue Code of 1986, as amended, its terms shall be interpreted accordingly. As such, TIAA and the contractholder shall apply the limitations of and follow the requirements of Treasury Regulation sections 1.403(b)-3(a)(4) (deferral limitations), 1.403(b)-3(a)(6) (minimum required distributions), 1.403(b)-3(a)(7) (rollover distribution requirements), 1.403(b)-3(a)(8) (limitation on incidental benefits) and 1.403(b)- 3(a)(9) (maximum annual additions) and such other limitations, requirements or successor Treasury regulation sections as may be promulgated pursuant to Applicable Law.

73.MEP fee withdrawals. The contractholder may, in accordance with the MEP, and in accordance with TIAA's procedures, instruct TIAA to withdraw amounts from the contract's accumulation, to pay fees associated with the administration of the MEP.

The amount and the effective date of a MEP fee withdrawal will be in accordance with the MEP. TIAA will determine all values as of the end of the effective date. A MEP fee withdrawal cannot be revoked after it has been withdrawn.

A MEP fee withdrawal reduces the accumulation from which it is paid by the amount withdrawn.

No surrender charge applies to MEP fee withdrawals.

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

If a portion of a MEP fee withdrawal is payable from an employee's Traditional Annuity accumulation and different rate schedules apply to different parts of the employee's accumulation, the portion applied to provide the withdrawal will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA.

74.MEP Expense Reimbursement Agreement. TIAA and the contractholder may enter into a MEP expense reimbursement agreement under which TIAA shall agree to pay certain reasonable and necessary MEP expenses on behalf of the MEP.

75.Insulation of the Investment Accounts. TIAA owns the assets in each Investment Account. To the extent permitted by law, the assets in each Investment Account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, investment gains and investment losses of each Investment Account, whether or not realized, will be credited to or charged against only that account without regard to TIAA's other income, gains or losses.

76.Modification of an Investment Account. We may, as permitted by applicable law, combine or delete Investment Accounts. We may add other Investment Accounts in accordance with the MEP. We may also, as permitted by applicable law and the New York Department of Financial Services, change or substitute the fund(s) whose shares are held by the Investment Accounts. If any Investment Accounts were, at any time, available under the MEP, and all Investment Accounts are subsequently deleted, then a companion CREF contract will be issued to you at the time of the deletion, if one had not been previously issued to you. If accumulation units are owned under the contract in an Investment Account that is deleted, the units must be transferred to the Traditional Annuity accumulation or to the companion CREF contract. If the contractholder does not tell us where to transfer the accumulation units, we will transfer them in accordance with the MEP.

77.Report of accumulation. At least once each year, we will provide the contractholder with a report for this contract. It will show the value of the accumulation.

78.Investment Company Act of 1940. The TIAA Access Account is a unit-investment trust which is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate account using any other form permitted under the Act. Also, we may deregister the separate account under the Act, subject to compliance with applicable law.

79.Ownership. The contractholder owns this contract. The contractholder may, to the extent permitted by law, exercise every right that is granted to the contractholder without the consent of any other person unless the right has been given to such other person and authorized by the contractholder as described in section 81.

80.No assignment or transfer. Neither you nor any other person may assign, pledge, or transfer ownership of this contract or any benefits under its terms unless permitted under applicable law and only with our prior written approval. If not permitted under applicable law and in the absence of our prior written approval, any such action will be void and of no effect.

In the event that a participating employer withdraws from the MEP, TIAA shall allow the contractholder to assign or transfer the accumulations attributable to that participating employer and its employees to a new TIAA contract. In this circumstance, notwithstanding the restrictions set forth in paragraphs 62 and 63, such accumulations shall be transferred in a single lump sum to a TIAA Retirement Choice contract to be issued to and owned by the participating employer.

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Traditional Annuity accumulations in this contract shall be applied to the Traditional Annuity in the new TIAA contract. Investment Account accumulations in this contract shall be applied to the same Investment Accounts in the new TIAA contract.

81.Procedure for elections and changes and requests for benefits. Notice in a form acceptable to TIAA and including all information required by TIAA must be provided to TIAA identifying each person that becomes eligible for benefit payments. Upon receipt of proof of an employee's death, we will divide that employee's accumulation into as many portions as there are validly designated beneficiaries for that employee's accumulation. If different rate schedules apply to different parts of that employee's Traditional Annuity accumulation, the resulting portions will be allocated among the parts on a pro-rata basis in accordance with procedures established by TIAA. Each validly designated beneficiary will then have the right to make elections available under this contract in connection with his or her portion of such employee's accumulation.

The right of an employee (or the employee's beneficiaries, after the employee's death) to make choices and elections available under the contract, with respect to that employee's accumulation under the contract, are subject to the authorization of the contractholder. Such rights include but are not limited to the right to allocate premiums, name a second annuitant, designate beneficiaries and payees, elect lump-sum benefits, make transfers, and choose forms of benefit payment. The contractholder may revoke or modify any such authorization.

To be valid, any choices or elections available under the contract, any authorization by the contractholder, or revocations or modifications of such authorization, must be made in a form acceptable to TIAA at a location that we designate. Valid instructions will take effect as of the date TIAA receives the instructions. TIAA will only accept as valid, instructions received from the party entitled to issue the instruction, as determined by our records. If TIAA takes any action in good faith before receiving a valid instruction, we will not be subject to liability even if our acts were contrary to such instruction. All benefits are payable at our home office or at another location that we designate.

For purposes of determining the effective dates of any transactions and premium receipts, transaction requests and premiums will only be deemed to have been received when they are received by TIAA, or its appropriately designated agent, in good order, in accordance with procedures established by TIAA or as required by law. No available transaction may be made effective on a day that is not a business day. TIAA reserves the right to limit the number of transactions that may be made effective on a single business day.

82.Payment to an estate, trustee, etc. Upon the death of an employee, TIAA reserves the right to pay in one sum the commuted value of any benefits due to an estate, corporation, partnership, trustee or other entity that isn't a natural person. TIAA won't be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract. If a trustee of a trust is designated as beneficiary, TIAA is not obliged to inquire into the terms of the underlying trust or any will.

If death benefits become payable to the designated trustee of a testamentary trust, but:

A)no qualified trustee makes claim for the benefits within nine months after the death of the employee; or

B)evidence satisfactory to TIAA is presented at any time within such nine-month period that no trustee can qualify to receive the benefits due,

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payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee's estate.

If benefits become payable to an inter-vivos trustee (the person appointed to execute a trust created during an individual's lifetime), but the trust is not in effect or there is no qualified trustee, payment will be made to the successor beneficiaries, if any are designated and survive the employee; otherwise payment will be made to the executors or administrators of the employee's estate.

Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy TIAA's payment obligations under the contract to the extent of such payment.

83.Service of process upon TIAA. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

84.Benefits based on incorrect data. If the amount of benefits is determined by data as to a person's age or sex that is incorrect, the benefits payable will be such as the premium paid would have purchased based on the correct data. Any amounts underpaid by TIAA on the basis of the incorrect data will be paid at the time the correction is made. Any amounts overpaid by TIAA on the basis of the incorrect data will be charged against the payments due after the correction is made. Any amounts so paid or charged will include compound interest at the effective annual rate of 6% per year.

85.Proof of survival. TIAA reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of the contract is alive on the date any benefit payment is due. If this proof is not received after it has been requested in writing, TIAA will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a two- life annuity TIAA has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment, plus compound interest at the effective annual rate of 6% per year, has been recovered.

86.Protection against claims of creditors. The benefits and rights accruing under the contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law. Such exemption does not apply to the extent this contract is issued in connection with a non-qualified deferred compensation plan sponsored by an employer that is not a state or local government, an IRC section 457(b) plan sponsored by an employer that is not a state or local government, a plan operating under IRC section 457(f), or a plan operating under IRC section 415(m).

87.Compliance with laws and regulations. TIAA will administer the contract to comply with the restrictions of all laws and regulations pertaining to the terms and conditions of the contract. No benefit may be elected and no right may be exercised under the contract if the election of that benefit or exercise of that right is prohibited under an applicable state or federal law or regulation.

The choice of income option and effective date thereof, beneficiary or second annuitant, death benefit payment method and effective date, the availability of transfers and lump-sum benefits, and the rights of spouses to benefits, are all subject to the applicable restrictions,

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TIAA Multiple Employer Plan Retirement Choice Annuity Contract

distribution requirements and incidental benefit requirements of ERISA and the IRC and any rulings and regulations issued under ERISA and the IRC.

The contractholder will comply with the terms of all applicable state and federal laws and regulations, and the MEP to the extent consistent with the terms of the contract.

88.Correspondence. If you have any questions about the contract, or inquiries about our service, or if you need help to resolve a problem, you can contact us at the web address or phone number below or at such other location that we may designate.

TIAA

[www.tiaa.org

800842-2733]

89.Change of rate schedule. We may, at any time and from time to time, substitute a new rate schedule for the one currently effective in your contract. A new rate schedule will apply only to benefits arising from any premiums and internal transfers applied to the Traditional Annuity while such rate schedule is in effect. Any change in the rate schedule will not affect the amount of benefits purchased prior to the change by any premiums and internal transfers applied to the Traditional Annuity. A change in the rate schedule will be made only after we have given you three months' written notice of the change. Any new rate schedule will specify:

A)the charges for expenses and contingencies;

B)the interest rates and the mortality bases used for determining benefits arising from amounts applied to the Traditional Annuity;

C)any applicable surrender charges on lump-sum benefits arising from amounts applied to the Traditional Annuity; and

D)any applicable surrender charges on contractholder payments arising from amounts applied to the Traditional Annuity.

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